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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    continue.  SEE                       Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   MEAGHER         MARK             J.           ON2 TECHNOLOGIES, INC. (ONT)                  ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   (3) Statement for       ---- title          ---- (specify
                                                Number of Reporting         Month/Year               below)               below)
                                                Person, if an entity                              EXECUTIVE VICE PRESIDENT AND
145 HUDSON STREET                               (Voluntary)                SEPTEMBER 2002            CHIEF FINANCIAL OFFICER
--------------------------------------------                            --------------------- ------------------------------------
                                                                                              (3) Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (check applicable line)
                                                                           Date of Original    X Form Filed by One Reporting Person
                                                                           (Month/Year)       ___Form Filed by More than One
New York            NY              10013                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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(3) Title of      2. Trans-      3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security          action         action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)        Date           Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                     (Month/        (Instr. 8)                                    Owned at end      Direct        Bene-
                     Day/                                                         of Month          (D) or        ficial
                     Year)       ------------------------------------------       (Instr. 3         Indirect      Owner-
                                                           (A) or                 and 4)            (I)           ship
                                  Code    V        Amount    (D)     Price                          (Instr. 4)    (Instr. 4)

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Common Stock     09/03/2002        P                25,000    A     $0.11/share     40,000               D
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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                            (Over)


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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-      4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action         tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date           (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                       posed of (D)             (Month/Day/
                                       Deriv-       Day/                         (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security


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                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        at End of          (D) or
   Title         Amount or                        Month              Indi-
                 Number of                        (Instr. 4)         rect (I)
                 Shares                                              (Instr. 4)
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                                                                                     /s/ Mark J. Meagher           September 3, 2002
                                                                              -----------------------------------  -----------------
**Intentional misstatements or omissions of facts constitute                    **Signature of Reporting Person           Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

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                                                                                                                    SEC1474 (3-99)

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